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Schroder Investment Management North America Inc.
875 Third Avenue, New York, NY 10022-6225



December 23, 2003



Schroder Series Trust
875 Third Avenue (22nd Floor)
New York, New York 10022

Re:   Fee Waivers and Expense Reimbursements

Dear Ladies and Gentlemen:

This is to inform you that we hereby agree, until December 31, 2004, to reduce the compensation we are entitled to receive as investment adviser of Schroder Municipal Bond Fund and Schroder Short-Term Municipal Bond Fund, and, if necessary, to pay certain other expenses of each such Fund, to the extent that the Fund's total operating expenses attributable to its Investor Shares exceed the following annual rates (based on the average net assets of each Fund taken separately):

SCHRODER SERIES TRUST

                                               Investor Shares    Advisor Shares
                                               ---------------    --------------

   Schroder Municipal Bond Fund                     0.55%              0.80%

   Schroder Short-Term Municipal Bond Fund          0.55%              0.80%



Sincerely,

Schroder Investment Management
North America Inc.


By:
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Name:
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